Exhibit 99.1

PINGTAN MARINE ENTERPRISES announces dismissal of a

SECURITIES CLASS ACTION by FEDERAL COURT

FUZHOU, China, August 25, 2016 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Company”) a global fishing company based in the People’s Republic of China (PRC), today announced that a Federal Court in New York (the “Court”) dismissed a putative federal securities class action filed against the Company and its officers and directors in January 2015.

In January 2015, the plaintiffs filed the putative securities class action alleging that the Company falsely represented in its securities filings that it received profits from its wholly-owned subsidiary based in China. The complaint alleged that this was materially misleading, and asserted claims against the Company under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The Company filed a motion to dismiss the complaint on various grounds, including that its securities filings were not materially misleading and because the complaint did not allege loss causation.

The Court ruled the plaintiffs failed to identify a material misrepresentation or omission, and failed to plausibly allege loss causation against the Company, and dismissed all claims against the Company and its directors and officers on July 19, 2016.

Mr. Xinrong Zhuo, Chairman and Chief Executive Officer of the Company, commented: “We are pleased with the Court’s decision which makes it clear that Pingtan was not at fault. We believe this marks a turning point for our Management as we are able to focus more on developing and expanding our operations.”

About Pingtan Marine Enterprise Ltd.

The Company is a global fishing company engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing, a provider of high quality seafood in the PRC, primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Katherine Yao, Senior Associate

Tel: +86 10 6587 6435

kyao@equityny.com